Exhibit 4.4

FORM OF COMMON STOCK PURCHASE WARRANT

Warrant Number [•]

THE WARRANTS AND THE SHARES OF COMMON STOCK, WHICH MAY BE ISSUED UPON EXERCISE OF THE WARRANTS, COLLECTIVELY, THE “SECURITIES,” WHICH MAY BE REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED ABSENT REGISTRATION UNDER THE APPLICABLE SECURITIES LAWS OR AN EXEMPTION THEREFROM, THE HOLDER OF THE SECURITIES, BY ITS ACCEPTANCE HEREOF, AGREES THAT SUCH SECURITIES ARE BEING ACQUIRED NOT WITH A VIEW TO DISTRIBUTION AND MAY BE OFFERED, SOLD, PLEDGED OR TRANSFERRED ONLY PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT AND IN COMPLIANCE WITH THE WARRANT AND ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.  EACH HOLDER OF SECURITIES AND ANY SUBSEQUENT HOLDER OF THE SECURITIES WILL BE REQUIRED TO CERTIFY, AMONG OTHER THINGS, THAT SUCH HOLDER OR SUBSEQUENT HOLDER (1) IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A) UNDER THE SECURITIES ACT AND (2) WAS NOT FORMED FOR THE PURPOSE OF INVESTING THE WARRANTS.  THE HOLDER OF ANY SECURITIES WILL, AND EACH SUBSEQUENT HOLDER OF SECURITIES IS REQUIRED TO, NOTIFY ANY PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTION REFERRED TO ABOVE.  EACH HOLDER OF SECURITIES WILL NOT TRANSFER THESE SECURITIES EXCEPT TO A PURCHASER WHO CAN MAKE THE ABOVE REPRESENTATIONS AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING

GLOBALSTAR, INC.

WARRANT TO PURCHASE COMMON STOCK

To Purchase [•] Shares of Common Stock

Date of Issuance: June [•], 2011

VOID AFTER JUNE 14, 2016

THIS CERTIFIES THAT, for value received, [•] or its permitted registered assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Globalstar, Inc., a Delaware corporation (the “Company”), up to [•] shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”).  This warrant is one of a series of warrants issued by the Company as of the date hereof (individually a “Warrant” and collectively the “Warrants”) pursuant to that certain subscription agreement between the Company and the investors party thereto, dated as of June [•], 2011 (the “Subscription Agreement”).

1.            Definitions.  Capitalized terms used but not defined herein shall have their respective meanings as set forth in the Subscription Agreement.  As used herein, the following terms have the following respective meanings:

(A)           "Black Scholes Value" means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg using (i) a price per share of Common Stock equal to the weighted average price of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable transaction and (iii) an expected volatility equal to the greater of 80% and the 30-day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately following the date of the public announcement of the applicable transaction.

(B)           “Closing Sale Price” of the Common Stock (or any other securities on any date) means the last reported sale price per share (or if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock or such other securities, as applicable, are listed for trading. If the Common Stock or the other security, as applicable, is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Sale Price will be the last quoted bid price for Common Stock or the other security, as applicable, in the over-the-counter market on the relevant date as reported by OTC Markets Group, Inc. (formerly Pink Sheets LLC) or similar organization. If Common Stock or the other security, as applicable, is not so quoted the Closing Sale Price will be the average of the mid-point of the last bid and ask prices for Common Stock or the other security, as applicable, on the relevant date from each of three nationally recognized independent investment banking firms selected by the Company (and reasonably acceptable to the Holder) for this purpose

(C)           “Eligible Market” means any of the New York Stock Exchange, the NYSE Amex Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.

(D)            “Ex-Dividend Date” means the first date upon which a sale of the Common Stock does not automatically transfer the right to receive the relevant distribution from the seller of the Common Stock to its buyer.

(E)           “Exercise Period” means the period commencing on the date hereof and ending at the close of business on the date that is five (5) years from the date hereof.

(F)           “Exercise Price” means $1.25, subject to adjustment pursuant to Section 3 below.

(G)           “Exercise Shares” means the shares of Common Stock issuable upon exercise of this Warrant.

(H)           “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) have another Person make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

(I)           “Opening of Business” means 9:00 a.m. New York City time.

(J)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(K)           “Permitted Payment” shall have the meaning given in Third Supplemental Indenture dated as of June 14, 2011 between the Company and U.S. Bank, National Association.

(L)           “Shareholder Approval” means the approval by the Company’s stockholders of the issuance of shares of Common Stock upon conversion of the Unsecured Notes or exercise of the Warrants in accordance with the requirements of Listing Rule 5635(d) of NASDAQ Stock Market.

(M)           “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (c) if trading does not occur on the OTC Bulletin Board (or any successor thereto), any business day.

(N)           “Trading Market” means the NASDAQ Global Select Market or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then principally listed or quoted.

(O)           “Unsecured Notes” means the 5.0% Convertible Senior Unsecured Notes issued pursuant to the Third Supplemental Indenture dated as of the date hereof between the Company and U.S. Bank, National Association.

2.           Exercise of Warrant.  Subject to Sections 2.4 and 2.5, the rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):

(A)           an executed Notice of Exercise in the form attached hereto; and

(B)           payment of the Exercise Price either (i) in cash or by wire transfer of immediately available funds within 2 days of the Notice of Exercise or (ii) if elected by the Holder, pursuant to Section 2.1 below.

The Company shall promptly, and in no case later than the business day immediately following such receipt, confirm receipt of a Notice of Exercise via fax or other electronic transmission to the number or other address specified in such Notice of Exercise.

Upon any such exercise, the Holder shall promptly, and in no case later than five days after delivery of the applicable Notice of Exercise, deliver the Warrant to the Company.

Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares, if any.

Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit/Withdrawal at Custodian system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise, within three business days from the delivery to the Company of the Notice of Exercise.  The Company shall deliver shares purchased hereunder without a legend, if permitted under federal securities laws.  This Warrant shall be deemed to have been exercised on the date the Notice of Exercise is received by the Company, provided that the Exercise Price shall be required to be delivered prior to the delivery of the Exercise Shares

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was exercised, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.  All shares of Common Stock (or other securities) issuable upon exercise of this Warrant shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable with no liability on the part of the holder thereof.

Subject to Section 2.4 and the final sentence of this paragraph and to the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares.  The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of the terms hereof or otherwise; provided, however, that notwithstanding anything to the contrary in this Warrant or in the Subscription Agreements, if the Company is for any reason unable to deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant, unless such payment is a Permitted Payment; provided further, that the foregoing proviso shall not excuse the Company from any breach of this Agreement arising from its failure to deliver Exercise Shares required hereunder.

2.1           Net Share Exercise.  If during the Exercise Period the Fair Market Value (as defined below) of one share of the Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash or by wire transfer of immediately available funds, the Holder may, at its option, elect to effect a “net share exercise” of this Warrant, in which event, if so effected, the Holder shall receive Exercise Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)
A

Where	X = the number of Exercise Shares to be issued to the Holder

Y =	the number of Exercise Shares with respect to which this Warrant is being exercised

A =	the Fair Market Value (as defined below) of one share of the Company’s Common Stock (at the date of such calculation)

B =	the Exercise Price (as adjusted to the date of such calculation)

For purposes of this Warrant, the “Fair Market Value” of one share of Common Stock means the volume weighted average of the Closing Sale Prices for the previous ten Trading Days.

2.2           Issuance of New Warrants.  Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.

2.3           Payment of Taxes and Expenses.  The Company shall pay (a) any recording, filing, stamp or similar tax which may be payable in respect of, and (b) customary fees of the Depository Trust Corporation and any transfer agent in connection with, any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Exercise Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder’s name or the name of any transferee of all or any portion of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance, delivery or registration of any certificates for Exercise Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Exercise Shares upon exercise hereof.

2.4           Exercise Limitations; Holder’s Restrictions.  A Holder, other than an Excluded Holder (as defined below), shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise, such Holder (together with such Holder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of [4.9/9.9]% of the number of shares of Common Stock outstanding immediately after giving effect to such issuance.  For purposes of this Section 2.4, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by such Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company, subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  To the extent that the limitation contained in this Section 2.4 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of a Notice of Exercise shall be deemed to be each Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  For purposes of this Section 2.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company, or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The provisions of this Section 2.4 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company, and the provisions of this Section 2.4 shall continue to apply until such 61st day (or such later date, as determined by such Holder, as may be specified in such notice of waiver).  For purposes of this Section 2.4, an “Excluded Holder” means a Holder (together with such Holder’s affiliates) that beneficially owned in excess of [4.9/9.9]% of the number of shares of the Common Stock outstanding on the date this Warrant was issued to such Holder; provided, however, that if thereafter such Holder (together with such Holder’s affiliates) shall beneficially own [4.9/9.9]% or a percentage less than [4.9/9.9]% of the number of shares of the Common Stock outstanding, then such Holder shall cease to be an “Excluded Holder” hereunder.

2.5           No Exercise Prior to Shareholder Approval.  Notwithstanding anything to the contrary contained herein, this Warrant shall not be exercisable unless the Company has obtained Shareholder Approval.  The Company shall obtain Shareholder Approval no later than 60 days after the date hereof.

3.             Adjustment of Exercise Price and Shares.  The Exercise Price and number of Exercise Shares issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

(a)            If the Company issues shares of Common Stock as a dividend or distribution on shares of the Common Stock to all or substantially all holders of the Common Stock, or if the Company effects a share split or share combination, the Exercise Price will be adjusted based on the following formula:

CR1 = CR0 ×	OS0
OS1

 where
CR0	=
the Exercise Price in effect immediately prior to the Opening of Business on such Ex-Dividend Date of the dividend or distribution, or the Opening of Business on the effective date of such share split or share combination, as applicable;

CR1	=	the new Exercise Price in effect immediately after the Opening of Business on such Ex-Dividend Date or such effective date, as applicable;
OS0	=	the number of shares of Common Stock outstanding immediately prior to Opening of Business on such Ex-Dividend Date or such effective date, as applicable; and
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or combination, as applicable.

Such adjustment shall become effective immediately following the Opening of Business on (i) the Ex-Dividend Date for the dividend or distribution or (ii) the effective date of the share split or combination, as the case may be.  When any adjustment of the Exercise Price is made pursuant to this Section 3(a), the number of Exercise Shares issuable hereunder shall be adjusted such that the aggregate Exercise Price payable hereunder, after taking into account the adjustment in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.  If any dividend or distribution of the type described in this Section 3(a) is declared but not so paid or made, the new Exercise Price shall be readjusted to the Exercise Price that would then be in effect if such dividend or distribution had not been declared.

(b)           If the Company distributes shares of capital stock, evidences of its indebtedness or other assets or property of the Company or rights or warrants to acquire capital stock of the Company to all or substantially all holders of the Common Stock, excluding:

(i)	dividends, distributions, share splits or share combinations as to which an adjustment applies under Section 3(a) above;

(ii)	dividends or distributions paid exclusively in cash; and

(iii)	Spin-Offs to which the provisions set forth below in this Section 3(b) shall apply;

then the Exercise Price will be adjusted based on the following formula:

CR1 = CR0 ×	SP0– FMV
SP0

  where
CR0	=	the Exercise Price in effect immediately prior to the Opening of Business on the Ex-Dividend Date for such distribution;
CR1	=	the new Exercise Price in effect immediately after the Opening of Business on the Ex-Dividend Date for such distribution;
SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Days ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=
the fair market value (as determined in good faith by the Board of Directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of Common Stock at the Opening of Business on the Ex-Dividend Date for such distribution; provided, however, that if holders of Warrants exercisable for at least 20% of the aggregate Exercise Shares then issuable upon exercise of the outstanding Warrants (the “Specified Holders”) object in writing to such fair market value within ten days after the occurrence of an event requiring a determination of fair market value (the “Valuation Event”), then the fair market value of such shares of capital stock, evidences of indebtedness, assets, property, rights or warrants will be determined within five business days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Specified Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error, and the fees and expenses of such appraiser shall be borne by the Company.

Such adjustment shall become effective immediately following the Opening of Business on the Ex-Dividend Date for such distribution of the capital stock, evidences of indebtedness or other assets or property of the Company or rights or warrants to acquire capital stock of the Company.

With respect to an adjustment pursuant to this Section 3(b) where there has been a payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off”), the Exercise Price will be adjusted based on the following formula:

CR1 = CR0 ×	MP0
FMV0 + MP0

  where
CR0	=	the Exercise Price in effect immediately prior to the Close of Business on the last Trading Day of the Valuation Period;
CR1	=	the new Exercise Price in effect immediately after the Close of Business on the last Trading Day of the Valuation Period;
FMV0	=
the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined for the purposes of the definition of Closing Sale Price as if the capital stock or similar equity interest were Common Stock) over the 10 consecutive Trading-Day period beginning on, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Closing Sale Prices of Common Stock over the Valuation Period.

Such adjustment shall occur immediately after the Close of Business on the last Trading Day of the Valuation Period; provided that in respect of any Conversion Date occurring during the Valuation Period, references to 10 Trading Days within the portion of this Section 3(b) related to “Spin-Offs” shall be deemed replaced with the lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the relevant date on which this Warrant is exercised in determining the adjustment to the applicable Exercise Price.

When any adjustment of the Exercise Price is made pursuant to this Section 3(b), the number of Exercise Shares issuable hereunder shall be adjusted such that the aggregate Exercise Price payable hereunder, after taking into account the adjustment in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.

If any such dividend or distribution described in this Section 3(b) is declared but not paid or made, the new Exercise Price shall be readjusted to be the Exercise Price that would be in effect if the dividend or distribution had not been declared.

(c)           Notwithstanding the foregoing provisions of this Section 3, no adjustment will be made under this Section 3, nor shall an adjustment be made to the ability of a Holder to exercise, for any distribution described in this Section 3 if each Holder will otherwise participate in such distribution in respect of the Warrants (and the Exercise Shares) on the same terms and at the same time as holders of Common Stock, without having to exercise its Warrant, as if such Holder held a number of shares of Common Stock equal to the Exercise Shares in effect on the Ex-Dividend Date or effective date, as the case may be.

(d)           No adjustment to the Exercise Price will be made except to the extent specifically set forth in this Section 3.

(e)           Without limiting the foregoing, the applicable Exercise Price will not be adjusted upon certain events, including but not limited to:

(i)
the issuance of shares of Common Stock or options (a) to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted and in effect as of the date hereof or (b) duly adopted after the date hereof by a majority of the non-employee members of the Company’s Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose;

(ii)
the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date, provided that the exercise price or conversion rate of such security has not been reduced since the Issue Date;

(iii)	a change in the par value of the Common Stock; or

(iv)	dividends or distributions accumulated and unpaid as of the date hereof.

(f)           No adjustment to the Exercise Price will be required unless the adjustment would require an increase or decrease of at least 1% of the Exercise Price. If the adjustment is not made because the adjustment does not change the Exercise Price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.  Notwithstanding the foregoing, upon any Exercise of this Warrant (solely with respect to the portion of the Warrant to be exercised), the Company will give effect to all adjustments that have been otherwise deferred, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

(g)           Whenever the Exercise Price is adjusted as herein provided, the Company shall promptly mail to the holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the calculation thereof.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(h)           For purposes of this Section 3, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  If the Company pays any dividend or makes any distribution on, or issues any rights, options or warrants in respect of, shares of Common Stock held in treasury by the Company, the Company shall not issue, transfer or convey such shares of Common Stock in a manner that would have the effect of circumventing the provisions of this Section 3.

(i)            [INTENTIONALLY OMITTED]

(j)            Notwithstanding anything to the contrary herein, if any adjustment to the Exercise Price hereunder would cause the Exercise Price to be less than $0.20 (as adjusted for stock splits, recapitalizations and similar events), the Exercise Price shall instead, in such circumstance, be adjusted to equal $0.20 (as adjusted for stock splits, recapitalizations and similar events).

(k)           In case any option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the options will be deemed to have been issued for their Black Scholes Value of such options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Black Scholes Value of such options.  If any shares of Common Stock, options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock, options or convertible securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the weighted average price of such security on the date of receipt.  If any shares of Common Stock, options or convertible securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, options or convertible securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company.  If the Holders of Warrants exercisable for a majority of the aggregate Exercise Shares (the “Majority Holders”) object in writing to a valuation within ten days after the applicable Valuation Event, then the fair value of such consideration will be determined within five business days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Majority Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error, and the fees and expenses of such appraiser shall be borne equally by the Company and the Holders.

(l)            If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, options or in convertible securities or (B) to subscribe for or purchase shares of Common Stock, options or convertible securities, then the Company will give the Holder at least 10 business days advance written notice of such record and will, if requested by the Holder, enable the Holder to exercise this Warrant and become a record holder of the Exercise Shares desired to be acquired prior to such record date.

(m)          The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company; provided, however, that any such reduction in the Exercise Price shall be effected as to all outstanding Warrants in the series of Warrants issued by the Company as of the date hereof.

3.1           Other Events.  If any event occurs of the type contemplated by the provisions of Section 3 but is not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) or any other event occurs as to which the provisions of Section 3 or 4 hereof are not strictly applicable but the failure to make any adjustment would not, in the opinion of the Holder of this Warrant, fairly protect the purchaser’s rights represented by this Warrant in accordance with the essential intent and principals of such Sections, then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Exercise Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 3.1 will increase the Exercise Price or decrease the number of Exercise Shares in a manner inconsistent with an adjustment otherwise specifically provided for pursuant to this Section 3.

3.2           Adjustment for Common Stock Price.  If, at the Opening of Business on April 15, 2013, the volume weighted average of the Closing Sale Prices of the Common Stock  over the immediately preceding 30 Trading Days is less than the then-existing Exercise Price, then the then-existing Exercise Price shall be reduced, effective as of the Opening of Business on April 15, 2013, to such volume weighted average of the Closing Sale Prices of the Common Stock (the “Reset Price”); provided, however, that such reset shall not occur if the Reset Price would be equal to or greater than the then-existing Exercise Price.

4.           Purchase Rights; Fundamental Transactions.

4.1           Purchase Rights.  In addition to any adjustments pursuant to Section 3 above, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant and assuming the Exercise Price therefor was paid in cash) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

4.2            Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the successor entity assumes this Warrant in accordance with the provisions of this Section 4.2, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the successor entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant and assuming the Exercise Price therefor was paid in cash) immediately before such Fundamental Transaction and such successor entity shall have similarly delivered to the Holder an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to the Holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including without limitation all of the provisions of Sections 3 and 4) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto.  Upon the occurrence of any Fundamental Transaction, the successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the successor entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such successor entity had been named as the Company herein.  In addition to and not in substitution for any other rights hereunder, before the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but before the end of the Exercise Period, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant before such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately before such Fundamental Transaction.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  The provisions of this Section 4.2 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.  Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the 15th day after consummation of such Fundamental Transaction, the Company (or the successor entity) shall purchase this Warrant from the Holder by paying to the Holder, within five business days after such request (or, if later, within two business days after the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

5.            Noncircumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant.  Without limiting the generality of the foregoing, the Company (i) shall not permit the par value of any shares of stock, including the Common Stock receivable upon the exercise of this Warrant to exceed the Exercise Price, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding (without regard to any limitations on exercise).

6.            Fractional Shares.  No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the number of Exercise Shares to be issued will be rounded down to the nearest whole share.

7.            No Stockholder Rights.  Other than as provided herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

8.            Transfer of Warrant.  Subject to applicable laws and the restriction on transfer set forth in the Subscription Agreement, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder.  The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel.  Any purported transfer of all or any portion of this Warrant in violation of the provisions of this Warrant shall be null and void.  Each holder of this Warrant shall be entitled to all of the benefits afforded to a holder of Warrants or Exercise Shares under the Registration Agreement dated June 14, 2011 by and among the Company and the initial holders of Warrants specified therein.  At any such time as the Common Stock (or any other security issuable upon exercise of this Warrant) is listed on any national securities exchange, the Company will, at its expense, obtain promptly and maintain the approval for listing on each such exchange, upon official notice of issuance, the shares of Common Stock (or other securities) issuable upon exercise of the then outstanding Warrants and maintain the listing of such shares after their issuance.  The Company will comply with the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, and will comply with all other public information reporting requirements of the Commission applicable to the Company.

9.            Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10.           Notices, etc.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile to the facsimile number specified in writing by the recipient if sent during normal business hours of the recipient on a Trading Day, if not, then on the next Trading Day, (c) the next Trading Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address listed on the signature page hereto and to Holder at the applicable address set forth on the applicable signature page to the Subscription Agreement or at such other address as the Company or Holder may designate by ten days advance written notice to the other parties hereto.

11.           Acceptance.  Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12.           Governing Law.  This Warrant and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

13.           Amendment or Waiver.  Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder of this Warrant.  No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of June [●], 2011.

GLOBALSTAR, INC.

By:
Name:
Title:

300 Holiday Square Blvd.
Covington, Louisiana 70433

NOTICE OF EXERCISE

TO:  GLOBALSTAR, INC.

(1)
☐           The undersigned hereby elects to purchase [   ] shares of the common stock, par value $0.0001 (the “Common Stock”), of Globalstar, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full.

☐	The undersigned hereby elects to purchase [ ] shares of Common Stock of the Company pursuant to the terms of the net share exercise provisions set forth in Section 2.1 of the attached Warrant.

(2)	Please issue the certificate for shares of Common Stock in the name of:

(a)	Certificated:

(Print or Type Name)

(Social Security or other Identifying Number)

(Street Address)

(City, State, Zip Code)

(b)	Electronic:

Recipient
(Broker and DTC #):

For credit to:

(3)           If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such warrants remaining unexercised shall be registered in the name of and delivered to:

Please insert taxpayer identification,  social security or other identifying number: ___________

(Please print name and address)

(4)           Please send confirmation of receipt of this Notice and Exercise to the following fax number:

Dated:
(Signature)

(Print Name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply the required information.
Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Dated:___________

Holder’s Signature:

Holder’s Address:
(Please Print)

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.